EXHIBIT 10.5
     FOURTH AMENDMENT dated as of June 16, 2005 (this “Amendment”), to the CREDIT AGREEMENT dated as of September 9, 2003, as amended and restated as of July 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEX MEDIA, INC., DEX MEDIA WEST, INC., DEX MEDIA WEST LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and collateral agent (in such capacities, the “Agent”), and J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Bookrunners and Co-Lead Arrangers.
          A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          B. The Borrower, the Parent and Holdings have requested that the Credit Agreement be amended (the “Financing Amendments”) so as to (i) permit the Borrower to engage in securitization transactions not exceeding $232,000,000 in the aggregate at any time and (ii) modify the Borrower’s and Holding’s ability to make Restricted Payments.
          C. The Borrower, the Parent and Holdings have further requested that the Credit Agreement be amended (the “Repricing Amendments”) so as to provide for (i) a new tranche of term loans thereunder (the “New Tranche A Term Loans”), the proceeds of which, together, if necessary, with other available funds of the Borrower, will be used to refinance all currently outstanding Tranche A Term Loans and which, except as revised hereby, will have the same terms as the currently outstanding Tranche A Term Loans under the Credit Agreement, (ii) the establishment of new commitments to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans under the Credit Agreement (the “New Revolving Commitments”), which will replace all existing Revolving Commitments and which, except as revised hereby, will have the same terms as the existing Revolving Commitments, (iii) new revolving loans thereunder (the “New Revolving Loans” and, together with the New Tranche A Term Loans, the “New Loans”), the proceeds of which, together, if necessary, with other available funds of the Borrower, will be used to refinance all currently outstanding Revolving Loans and which, except as revised hereby, will have the same terms as the currently outstanding Revolving Loans under the Credit Agreement and (iv) modifications to the Applicable Rate for New Tranche A Term Loans and Revolving Loans payable under the Credit Agreement.
          D. Each existing Tranche A Lender (an “Existing Tranche A Term Lender”) that executes and delivers a signature page to this Amendment (a “Lender Addendum”) and agrees to convert its outstanding Tranche A Term Loans to New Tranche A Term Loans (a “Converting Tranche A Term Lender”) will be deemed (i) to have agreed to the terms of this Amendment, (ii) to have agreed to convert its Tranche A Term Loans (“Existing Tranche A Term Loans”) outstanding on the Amendment Effective Date (as defined herein) into New Tranche A Term Loans in an aggregate principal amount up to, but not in excess of, the aggregate principal amount of such Existing Tranche A Term Loans, and (iii) upon the Amendment Effective Date, to have converted such amount of its Existing Tranche A Term Loans as is determined by J.P. Morgan Securities Inc. and Banc of America Securities LLC (the “Arrangers”) and the Borrower and notified to such Existing Tranche A Term Lender into New Tranche A Term Loans in an equal principal amount.

          E. Each existing Revolving Lender (an “Existing Revolving Lender”) that executes and delivers a Lender Addendum and agrees to convert (x) its outstanding Revolving Commitments to New Revolving Commitments and (y) its outstanding Revolving Loans to New Revolving Loans (a “Converting Revolving Lender”) will be deemed (i) to have agreed to the terms of this Amendment, (ii) to have agreed to convert its Revolving Commitments (“Existing Revolving Commitments”) outstanding on the Amendment Effective Date into New Revolving Commitments in an aggregate amount up to, but not in excess of, the aggregate amount of such Existing Revolving Commitments, (iii) to have agreed to convert its Revolving Loans (“Existing Revolving Loans”) outstanding on the Amendment Effective Date into New Revolving Loans in an aggregate amount up to, but not in excess of, the aggregate amount of such Existing Revolving Loans and (iv) upon the Amendment Effective Date, to have converted such amount of its Existing Revolving Commitments and such amount (the “Converted Revolving Loans Amount”) of its Existing Revolving Loans as is determined by the Arrangers and the Borrower and notified to such Existing Revolving Lender into New Revolving Commitments and New Revolving Loans, respectively, in an equal amount.
          F. Each Person (other than a Converting Tranche A Term Lender in its capacity as such) that executes and delivers a Lender Addendum and agrees to make New Tranche A Term Loans (an “Additional Tranche A Term Lender”), including any Existing Tranche A Term Lender that notifies the Arrangers that it does not want to be a Converting Tranche A Term Lender but is willing to undertake a commitment to make and fund New Tranche A Term Loans, will be deemed (i) to have agreed to the terms of this Amendment and (ii) to have committed to make New Tranche A Term Loans to the Borrower on the Amendment Effective Date (“Additional Tranche A Term Loans”), in such amounts (not in excess of any such commitment) as are determined by the Arrangers and the Borrower and notified to such Additional Tranche A Term Lender. The proceeds of such Additional Tranche A Term Loans will be used by the Borrower, together, if necessary, with other available cash, to repay in full the outstanding principal amount of Existing Tranche A Term Loans that are not converted by Converting Tranche A Term Lenders into New Tranche A Term Loans.
          G. Each Person (other than a Converting Revolving Lender in its capacity as such) that executes and delivers a Lender Addendum and agrees to make New Revolving Commitments and New Revolving Loans (an “Additional Revolving Lender”), including any Existing Revolving Lender that notifies the Arrangers that it does not want to be a Converting Revolving Lender but is willing to undertake a commitment to make New Revolving Commitments and New Revolving Loans, will be deemed (i) to have agreed to the terms of this Amendment, (ii) to have committed to make New Revolving Commitments to the Borrower on the Amendment Effective Date (“Additional Revolving Commitments”) in such amounts (not in excess of any such commitment) as are determined by the Arrangers and the Borrower and notified to such Additional Revolving Lender and (iii) to have committed to make New Revolving Loans to the Borrower on the Amendment Effective Date (“Additional Revolving Loans”) in such amounts (not in excess of any such commitment) (the “Additional Revolving Loans Amount”) as are determined by the Arrangers and the Borrower and notified to such Additional Revolving Lender. The proceeds of such Additional Revolving Loans will be used by the Borrower, together, if necessary, with other available cash, to repay in full the outstanding principal amount of Existing Revolving Loans that are not converted by Converting Revolving Lenders into New Revolving Loans.
          H. Each Lender other than a New Lender (as defined below), including any Existing Tranche A Term Lender or Existing Revolving Lender that executes and delivers a Lender Addendum solely in the capacity of a Tranche A Lender and/or Revolving Lender and not

specifically as a New Lender, will be deemed to have agreed to the terms of this Amendment but will not be deemed thereby to have agreed to (i) convert Existing Tranche A Term Loans into New Tranche A Term Loans, Existing Revolving Commitments into New Revolving Commitments or Existing Revolving Loans into New Revolving Loans or (ii) to have made any commitment to make New Tranche A Term Loans, New Revolving Commitments or New Revolving Loans.
          I. The Lenders are willing, subject to the terms and conditions set forth in this Amendment, to effect such amendments to the Credit Agreement.
          J. The Converting Tranche A Term Lenders and the Additional Tranche A Term Lenders (collectively, the “New Tranche A Term Lenders”) are severally willing to convert their Existing Tranche A Term Loans into New Tranche A Term Loans or to make New Tranche A Term Loans, as the case may be, subject to the terms and conditions set forth in this Amendment.
          K. The Converting Revolving Lenders and the Additional Revolving Lenders (collectively, the “New Revolving Lenders” and, together with the New Tranche A Term Lenders, the “New Lenders”) are severally willing to (i) convert their Existing Revolving Commitments into New Revolving Commitments or to make New Revolving Commitments, as the case may be, and (ii) convert their Existing Revolving Loans into New Revolving Loans or to make New Revolving Loans, as the case may be, in each case, subject to the terms and conditions set forth in this Amendment.
          Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendments to the Credit Agreement to the Effect Repricing Amendments. Effective as of the Amendment Effective Date:
          (a) the definition of each of the following terms in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:
     “Applicable Rate” means, for any day (a) with respect to any Tranche B Term Loan, 0.75% per annum, in the case of an ABR Loan, and 1.75% per annum, in the case of a Eurodollar Loan, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

	ABR	Eurodollar	Commitment Fee
Leverage Ratio:	Spread	Spread	Rate

Category 1	0.25%	1.25%	0.375%
greater than or equal to 3.75 to 1.00

Category 2	0.0%	1.00%	0.375%
greater than or equal to 2.75 to 1.00
but less than 3.75 to 1.00

	ABR	Eurodollar	Commitment Fee
Leverage Ratio:	Spread	Spread	Rate

Category 3	0.0%	0.875%	0.375%
less than 2.75 to 1.00
     For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be greater than 3.75 to 1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     “Tranche A Term Loans” means a Loan made pursuant to clause (a) of Section 2.01 or, as the context may require, a “Tranche A Term Loan” outstanding hereunder prior to the Third Refinancing Date.
          (b) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:
     “Fourth Amendment” means the Fourth Amendment dated as of June 16, 2005, to this Agreement.
     “Third Refinancing Date” means the date on which Tranche A Term Loans are made, and Revolving Commitments are established, in each case pursuant to Section 4 of the Fourth Amendment.
     “Tranche A Undertaking” means, with respect to each Lender, the agreement, if any, of such Lender to make, or convert an existing term loan into, a Tranche A Term Loan pursuant to Section 4 of the Fourth Amendment on the Third Refinancing Date. The amount of each Lender’s Tranche A Undertaking is set forth on Schedule 2.01.
          (c) The definition of the term “Revolving Commitment” in Section 1.01 of the Credit Agreement is amended by deleting the last sentence thereof in its entirety and replacing such sentence with a sentence that reads as follows: “The aggregate amount of the Lenders’ Revolving Commitments on the Third Refinancing Date is $100,000,000.”
          (d) The definition of the term “Refinancing Date” in Section 1.01 of the Credit Agreement is deleted and all references to such term in the Credit Agreement are amended to be references to the term “Third Refinancing Date”.
          (e) The definitions of the terms “New Tranche A Lender” and “Tranche A Commitment” in Section 1.01 of the Credit Agreement are deleted.

     (f) Section 2.01 of the Credit Agreement is amended to read as follows:
     “SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth in the Fourth Amendment, each Lender has agreed to make, or acquire through conversion of existing term loans, a Tranche A Term Loan to the Borrower on the Third Refinancing Date in a principal amount equal to its Tranche A Undertaking.
     (b) Subject to the terms and conditions set forth in the Fourth Amendment, each Lender has agreed to make, or acquire through conversion of existing term loans, a Tranche B Term Loan to the Borrower on the Second Refinancing Date in a principal amount equal to its Tranche B Undertaking.
     (c) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
     (d) Amounts repaid in respect of Term Loans may not be reborrowed.”
     (g) Section 2.08(a) of the Credit Agreement is amended to read as follows:
     “SECTION 2.08. Termination and Reduction of Commitments. (a) The Tranche A Undertakings shall terminate at 5:00 p.m., New York City time, on the Third Refinancing Date. The Tranche B Undertakings terminated at 5:00 p.m., New York City time, on the Second Refinancing Date, and the Revolving Commitments shall terminate on the Revolving Maturity Date.”
          (h) Section 2.10(a) of the Credit Agreement is amended to read in its entirety as follows:
     “(a) Subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in an amount equal to the percentage of the aggregate principal amount of the Tranche A Loans made on the Third Refinancing Date set forth opposite such date (each such date being called an “Installment Date”):

Percentage of
Principal Amount
Date	to be Repaid
June 30, 2005	3.3520%
September 30, 2005	3.3520%
December 31, 2005	4.1899%
March 31, 2006	4.1899%
June 30, 2006	4.1899%
September 30, 2006	4.1899%
December 31, 2006	5.5866%

Percentage of
Principal Amount
Date	to be Repaid
March 31, 2007	5.5866%
June 30, 2007	5.5866%
September 30, 2007	5.5866%
December 31, 2007	5.8659%
March 31, 2008	5.8659%
June 30, 2008	5.8659%
September 30, 2008	5.8659%
December 31, 2008	7.6816%
March 31, 2009	7.6816%
June 30, 2009	7.6816%
Tranche A Maturity Date	7.6816%
          (i) Section 2.11(f) of the Credit Agreement is amended by replacing the proviso to the second sentence thereof with a new proviso that reads as follows: “provided that, (i) the proceeds of the Tranche A Term Loans made on the Third Refinancing Date, together with such additional amounts as may be necessary, shall be applied to the repayment of all Tranche A Term Loans outstanding immediately prior to the Third Refinancing Date, (ii) the proceeds of the Tranche B Term Loans made on the Second Refinancing Date, together with such additional amounts as may be necessary, shall be applied to the repayment of all Tranche B Term Loans outstanding immediately prior to the Second Refinancing Date, (iii) 100% of the proceeds of any Revolving Loans incurred by the Borrower on the Third Refinancing Date prior to the effectiveness of the Fourth Amendment may be applied by the Borrower to prepay only Tranche A Term Borrowings and (iv) so long as and to the extent that any Tranche A Term Borrowings remain outstanding, any Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans but was so declined shall be applied to prepay Tranche A Term Borrowings.”
          (j) Section 5.11 of the Credit Agreement is amended by revising the first sentence of such Section to read as follows: “The proceeds of the Tranche A Term Loans made on the Third Refinancing Date will be used only to refinance Tranche A Term Loans outstanding immediately prior to the Third Refinancing Date and to pay fees and expenses in connection therewith, and the proceeds of the Tranche B Term Loans made on the Second Refinancing Date will be used only to refinance Tranche B Term Loans outstanding immediately prior to the Second Refinancing Date and to pay fees and expenses in connection therewith.”
          (k) Schedule 2.01 of the Credit Agreement is deleted and replaced in its entirety with a new Schedule 2.01 (the “New Schedule 2.01”) that will, upon completion of the allocations of Tranche A Undertakings and New Revolving Commitments in accordance with the terms hereof, set forth each Lender’s Tranche A Undertaking, Tranche B Undertaking and New Revolving Commitment, and shall be furnished to each New Lender promptly upon the completion of such allocations.
          SECTION 2. Amendments to the Credit Agreement to Effect the Financing Amendments. Effective as of the Amendment Effective Date:

          (a) the definition of each of the following terms in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:
     “Asset Disposition” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction but excluding any sale of Securitization Assets pursuant to a Securitization) of any property or asset of the Borrower or any Subsidiary and the receipt by the Borrower or any Subsidiary Loan Party of any dividend or distribution from any Unrestricted Subsidiary representing proceeds from the disposition by such Unrestricted Subsidiary of assets outside the ordinary course of business or from the sale of any Equity Interests in such Unrestricted Subsidiary, other than (i) dispositions described in clauses (a), (b), (c), (d) and (e) of Section 6.05 and (ii) other dispositions and dividends or distributions resulting in aggregate Net Proceeds not exceeding $15,000,000 during any fiscal year of the Borrower, (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event and (c) any transfer of Securitization Assets in a Securitization (and any subsequent transfer of Securitization Assets that results in any increase in the aggregate funded amount of any Securitization over the greatest aggregate funded amount previously outstanding thereunder), provided that a Prepayment Event shall only exist with respect to a Securitization to the extent the aggregate funded amount of all such Securitizations outstanding at the time of determination exceeds the aggregate amount of prepayments of Term Loans previously made hereunder in respect of Securitizations.
     “Borrower’s Portion of Excess Cash Flow” means, with respect to Excess Cash Flow (a) in respect of any fiscal year ending prior to December 31, 2005, 50% of the amount of such Excess Cash Flow and (b) in respect of any fiscal year ending on or after December 31, 2005, (i) if the Leverage Ratio as of the end of such fiscal year is less than 5.00 to 1.00, 100% of the amount of such Excess Cash Flow and (ii) otherwise, 50% of the amount of such Excess Cash Flow.
     “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, plus (iii) the amount of dividends paid by Holdings during such period pursuant to Section 6.08(a)(viii), plus (iv) to the extent not otherwise included in the interest expense of Holdings, the Borrower and the Subsidiaries for such period, commissions, discounts, yield, loss on sales and other fees and charges during such period in connection with any Securitizations payable to any person other than Holdings, the Borrower and the Subsidiaries, minus (b) the sum of (i) interest income of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) to the extent included in such consolidated interest expense for such period, amounts attributable to amortization of financing costs, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iv) to the extent included in such consolidated interest expense for such period, amounts attributable to premiums paid, prepayment fees or penalties related to the repayment of Indebtedness, plus (v) to the extent included in the interest expense of Holdings, the Borrower and the Subsidiaries for such period, any one time financing fees upon entering into any Securitization. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Swap Agreements (other than early termination payments).
     “Material Subsidiary” means (i) any Securitization Vehicle and (ii) any other Subsidiary, including its subsidiaries, which meets any of the following conditions: (a) Holdings’, the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year, (b) the consolidated assets of such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds 5% of the consolidated pre-tax income from continuing operations of Holdings and the Subsidiaries for such period.
     “Permitted Business” means the telephone and internet directory services businesses and businesses reasonably related, incidental or ancillary thereto and in the case of any Securitization Vehicle, Securitizations.
     “Subsidiary Loan Party” means any Subsidiary other than the Borrower that is not (x) a Foreign Subsidiary or (y) a Securitization Vehicle.
          (b) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:
     “Securitization” means any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary, as the case may be, sells, conveys or otherwise transfers to a Securitization Vehicle Securitization Assets of the Borrower or such Subsidiary (or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Vehicle), and which Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle.
     “Securitization Assets” means any accounts receivable owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Section 6.05.
     “Securitization Vehicle” means a Person that is a direct wholly owned Subsidiary of the Borrower or a Subsidiary formed for the purpose of effecting one or more Securitizations to which the Borrower or its Subsidiaries transfer Securitization Assets and which, in connection therewith, issues Third Party Interests or Sellers’ Retained Interests; provided that such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Section 6.05, the issuance of Third Party Interests or other funding of such Securitizations and any activities reasonably related thereto, and provided further that
(x)      no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Vehicle (i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(y)      neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Vehicle other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and
(z)      neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such Securitization Vehicle’s financial condition or cause such Securitization Vehicle to achieve certain levels of operating results.
     “Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Section 6.05, including any such debt or equity received in consideration for the Securitization Assets transferred.
     “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary which the Borrower has determined in good faith to be customary in a Securitization, including those relating to the servicing of the assets of a Securitization Vehicle.
     “Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than Holdings and the Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization. The amount of any Third Party Interests shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.
          (c) The first sentence of Section 2.11(d) of the Credit Agreement is amended to read as follows:

     “Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2004, the Borrower will prepay Term Borrowings in an aggregate amount equal to (i) 50% of Excess Cash Flow for such fiscal year less (ii) any voluntary prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal year; provided that, with respect to each such fiscal year ending on or after December 31, 2005, no such prepayment of Term Borrowings shall be required if the Leverage Ratio as of the end of such fiscal year is less than 5.0 to 1.0.”
          (d) Section 6.01(a) of the Credit Agreement is amended by (i) redesignating paragraphs (x) and (xi) thereunder as paragraphs (xi) and (xii), respectively, and (ii) adding a new paragraph (x) to read as follows:
     “(x)      Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 6.05, and Indebtedness represented by such Third Party Interests and Indebtedness consisting of Standard Securitization Undertakings, provided that the aggregate amount of such Third Party Interests shall not exceed $232,000,000 at any time outstanding;”.
          (e) Section 6.01(b) of the Credit Agreement is amended to read as follows:
     “(b)      Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) Non-Cash Pay Preferred Stock of Holdings and (ii) Third Party Interests issued by Securitization Vehicles.”
          (f) Section 6.02(a) of the Credit Agreement is amended by (i) deleting the word “and” at the end of paragraph (v) thereunder, (ii) redesignating paragraph (vi) thereunder as paragraph (vii) and (iii) adding a new paragraph (vi) to read as follows:
     “(vi) Liens in favor of any Securitization Vehicle or any collateral agent on Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with Securitizations permitted by Section 6.05; and”.
          (g) Section 6.04 of the Credit Agreement is amended by (i) deleting the word “and” at the end of paragraph (l) thereunder, (ii) redesignating paragraph (m) thereunder as paragraph (n) and changing all references in the Credit Agreement to “Section 6.04(m)” to “Section 6.04(n)” and (iii) adding a new paragraph (m) to read as follows:
     “(m) Investments consisting of Sellers’ Retained Interests in Securitizations permitted by Section 6.05; and”.
          (h) The first sentence of Section 6.05 is amended by adding the words “and any sale of Securitization Assets in connection with a Securitization” immediately after the words “any Equity Interest owned by it”.
          (i) Section 6.05 of the Credit Agreement is amended by (i) deleting the word “and” at the end of paragraph (f) thereunder, (ii) redesignating paragraph (g) thereunder as paragraph (h) and (iii) adding a new paragraph (g) to read as follows:
     “(g) sales of Securitization Assets to one or more Securitization Vehicles in Securitizations; provided that (i) each such Securitization is effected on market terms as reasonably determined by the management of the Borrower, (ii) the aggregate amount of Third Party Interests in respect of all such Securitizations does not exceed $232,000,000 at any time outstanding, (iii) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from the Borrower or Subsidiaries of Securitization Assets and an amount equal to 100% of the Net Proceeds from each such Securitization is applied to the mandatory repayment of Term Loans in accordance with Section 2.11(c) and (iv) the Equity Interests and Sellers’ Retained Interests in respect of each such Securitization Vehicle shall be pledged to the Collateral Agent under the Collateral Agreement; and”
          (j) Section 6.07 of the Credit Agreement is amended by (i) replacing the word “and” at the end of clause (b) thereunder with a comma, (ii) redesignating clause (c) thereunder as clause (d) and (iii) adding a new clause (c) to read as follows:
     “(c) Swap Agreements required by any Securitization and”.
          (k) Section 6.08(a)(vii) of the Credit Agreement is amended by replacing the value “$40,600,000” with “$58,000,000”.
          (l) Section 6.09 of the Credit Agreement is amended by (i) replacing the word “and” at the end of clause (j) thereunder with a comma, (ii) redesignating clause (k) thereunder as clause (l) and (iii) adding a new clause (k) to read as follows:
     “(k) sales of Securitization Assets to Securitization Vehicles and other transactions effected as part of Securitizations permitted by Section 6.05, and”
          (m) Section 6.10(a) of the Credit Agreement is amended by (i) replacing the word “and” at the end of clause (vii) thereunder with a comma, (ii) redesignating clause (viii) thereunder as clause (ix) and (iii) adding a new clause (viii) to read as follows:
     “(viii) the foregoing shall not apply to customary restrictions contained in any documents relating to any Securitizations, provided that such restrictions only apply to the applicable Securitization Vehicle and its assets and”.
          (n) Article VI of the Credit Agreement is amended by adding a new Section 6.24 to read as follows:
     “SECTION 6.24 Commingling of Accounts. Each of Holdings and the Borrower will not, nor will it cause or permit any Subsidiary to, commingle amounts relating to Securitization Assets sold pursuant to a Securitization with cash or any other amounts of Holdings, the Borrower and the Subsidiaries other than the temporary commingling of collections on and proceeds of any accounts receivable or related assets of the Borrower and its Subsidiaries, in each case as may be necessary to identify and sort such collections and proceeds.”
          (o) Article VIII of the Credit Agreement is amended by adding a new paragraph to the end of such Article to read as follows:
     “Each party hereto authorizes the Agent to enter into customary intercreditor agreements in connection with Securitizations permitted under this Agreement.”

          SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrower, the Parent and Holdings represents and warrants to each of the Lenders, the Additional Tranche A Term Lenders, the Additional Revolving Lenders and the Agent that, as of the Amendment Effective Date:
          (a) This Amendment has been duly authorized, executed and delivered by it and each of this Amendment and the Credit Agreement, as amended and restated hereby, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (b) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that the foregoing representation is made by the Parent only in respect of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.09 and 3.12 of the Credit Agreement.
          (c) No Default or Event of Default has occurred and is continuing.
          SECTION 4. New Tranche A Term Loans; New Revolving Commitments; and New Revolving Loans. (a) Subject to the terms and conditions set forth herein, (i) each Converting Tranche A Term Lender agrees to convert its Existing Tranche A Term Loans into New Tranche A Term Loans on the Amendment Effective Date in amounts equal to its Tranche A Undertaking, (ii) each Additional Tranche A Term Lender agrees to make New Tranche A Term Loans to the Borrower on the Amendment Effective Date in amounts equal to its Tranche A Undertaking, (iii) each Converting Revolving Lender agrees to convert its Existing Revolving Commitments into New Revolving Commitments on the Amendment Effective Date in amounts equal to its New Revolving Commitments, as set forth in the New Schedule 2.01, (iv) each Additional Revolving Lender agrees to make New Revolving Commitments to the Borrower on the Amendment Effective Date in amounts equal to its New Revolving Commitments, as set forth in the New Schedule 2.01, (v) each Converting Revolving Lender agrees to convert its Existing Revolving Loans into New Revolving Loans on the Amendment Effective Date in amounts equal to its Converted Revolving Loans Amount and (vi) each Additional Revolving Lender agrees to make New Revolving Loans to the Borrower on the Amendment Effective Date in amounts equal to its Additional Revolving Loans Amount. Each Additional Tranche A Term Lender will make New Tranche A Term Loans and each Additional Revolving Lender will make New Revolving Loans on the Amendment Effective Date by transferring to the Agent, in the manner contemplated by Section 2.06 of the Credit Agreement, an amount equal to the amount of its Tranche A Undertaking or Additional Revolving Loans Amount, respectively. Any portion of an Existing Tranche A Term Loan converted by a Converting Tranche A Term Lender into a New Tranche A Term Loan as contemplated hereby is referred to herein as a “Converted Tranche A Term Loan”, any portion of an Existing Revolving Commitment converted by a Converting Revolving Lender into a New Revolving Commitment as contemplated hereby is referred to herein as a “Converted Revolving Commitment” and any portion of an Existing Revolving Loan converted by a Converting Revolving Lender into a New Revolving Loan as contemplated hereby is referred to herein as a “Converted Revolving Loan”. The “Tranche A Undertaking” (i) of any Converting Tranche A Term Lender will be such amount of its Existing Tranche A Term Loans to be converted into an equal amount of New Tranche A Term Loans, as is determined by the Arrangers and the Borrower and notified to such Lender prior to the Amendment Effective Date, and (ii) of any Additional Tranche A Term Lender will be the amount (not exceeding any commitment offered by such Additional Tranche A Term Lender) allocated to it by the Arrangers and the Borrower and notified to it prior to the Amendment Effective Date. The New Schedule 2.01 will separately set forth (i) the Tranche A Undertaking of each Converting Tranche A Term Lender, (ii) the Tranche A Undertaking of each Additional Tranche A Term Lender, (iii) the New Revolving Commitment of each Converting Revolving Lender and (iv) the New Revolving Commitment of each Additional Revolving Lender. The commitments of the Additional Tranche A Term Lenders and the conversion undertakings of the Converting Tranche A Term Lenders are several and no such Lender will be responsible for any other Lender’s failure to make or acquire by conversion New Tranche A Term Loans. The commitments of the Additional Revolving Lenders and the conversion undertakings of the Converting Revolving Lenders are several and no such Lender will be responsible for any other Lender’s failure to make or acquire by conversion New Revolving Commitments or New Revolving Loans. Each New Revolving Loan made pursuant to this Section 4 shall be deemed to be made under Section 2.01(c) of the Credit Agreement.
          (b) Notwithstanding anything herein or in the Credit Agreement to the contrary, (i) the aggregate principal amount of the New Tranche A Term Loans will not exceed the aggregate principal amount of the Existing Tranche A Term Loans immediately prior to the Amendment Effective Date, (ii) the aggregate amount of the New Revolving Commitments will not exceed the aggregate amount of the Existing Revolving Commitments immediately prior to the Amendment Effective Date, (iii) the aggregate amount of the New Revolving Loans will not exceed the aggregate amount of the Existing Revolving Loans immediately prior to the Amendment Effective Date and (iv) the Converted Revolving Loans Amount or Additional Revolving Loans Amount, as applicable, of each New Revolving Lender shall be equal to the Pro Rata Percentage of the amount of such New Revolving Lender’s New Revolving Commitment. For purposes hereof, the “Pro Rata Percentage” shall be equal to the quotient obtained by dividing (i) the aggregate amount of New Revolving Loans by (ii) the aggregate amount of New Revolving Commitments.
          (c) The obligation of each New Tranche A Term Lender to make or acquire by conversion New Tranche A Term Loans, and the obligation of each New Revolving Lender to make or acquire by conversion New Revolving Commitments and New Revolving Loans, in each case on the Amendment Effective Date, is subject to the satisfaction of the following conditions:
     (i) The conditions set forth in Section 4.02 of the Credit Agreement shall be satisfied on and as of the Amendment Effective Date, and the Agent shall have received a certificate of a Financial Officer, dated the Amendment Effective Date, to such effect.
     (ii) The Agent shall have received a favorable legal opinion of Latham & Watkins LLP, counsel to the Borrower, Holdings and the Parent, addressed to the Agent and the New Lenders and dated the Amendment Effective Date, covering such matters relating to the New Loans, the New Revolving Commitments, this Amendment, the Credit Agreement as amended hereby, and the other Loan Documents and security interests thereunder as the Agent may reasonably request, and such opinion shall be reasonably satisfactory to the Agent.
     (iii) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, this Amendment, the other Loan Documents and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Agent.
     (iv) To the extent deemed necessary or appropriate by the Agent, each Security Document shall have been amended to provide the benefits thereof to the New Tranche A Term Lenders and the New Revolving Lenders on the same basis as such benefits are provided to the existing Tranche A Term Lenders and the Existing Revolving Lenders, respectively.
     (v) Each Loan Party that has not executed and delivered this Amendment shall have entered into a written instrument reasonably satisfactory to the Agent pursuant to which it confirms that it consents to this Amendment and the New Loans and New Revolving Commitments and that the Security Documents to which it is party will continue to apply in respect of the Credit Agreement, as amended hereby, and the Obligations of such Loan Party.
     (vi) The aggregate amount of the Tranche A Undertakings of the Additional Tranche A Term Lenders, plus the amount of any cash available to be used to prepay Existing Tranche A Term Loans, shall equal or exceed the aggregate principal amount of the Existing Tranche A Term Loans other than Converted Tranche A Term Loans.
     (vii) The aggregate amount of the Additional Revolving Commitments of the Additional Revolving Lenders shall equal or exceed the aggregate amount of the Existing Revolving Commitments other than Converted Revolving Commitments.
     (viii) The aggregate amount of the New Revolving Loans of the Additional Revolving Lenders, plus the amount of any cash available to be used to prepay Existing Revolving Loans, shall equal or exceed the aggregate principal amount of the Existing Revolving Loans other than Converted Revolving Loans.
     (ix) The Agent shall have received evidence that the Borrower has made the payments referred to in Section 4(e) or is making such payments on the Amendment Effective Date with the proceeds of the Additional Tranche A Term Loans and Additional Revolving Loans and such other funds as may be required.
     (x) There shall be no outstanding unreimbursed LC Disbursements on the Amendment Effective Date.
     (xi) The conditions to effectiveness of this Amendment set forth in Section 5 hereof shall have been satisfied.
          (d) All New Tranche A Term Loan Eurodollar Borrowings and New Revolving Loan Eurodollar Borrowings made on the Amendment Effective Date shall have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing Tranche A Term Loan Borrowings and the Existing Revolving Loan Borrowings, respectively, being refinanced, and the Adjusted LIBO Rates applicable to such New Tranche A Term Loan Borrowings and such New Revolving Loan Borrowings during such initial Interest Periods shall be the same as those applicable to the Existing Tranche A Term Loan Borrowings and Existing Revolving Loan Borrowings, respectively, being refinanced. For purposes of the foregoing, such

Interest Periods shall be assigned (i) to the Additional Tranche A Term Loans of each Additional Tranche A Term Lender in the same proportion that such Interest Periods applied to the Existing Tranche A Term Loans on the Amendment Effective Date and (ii) to the Additional Revolving Loans of each Additional Revolving Lender in the same proportion that such Interest Periods applied to the Existing Revolving Loans on the Amendment Effective Date. The Borrower will not be required to make any payments to Converting Tranche A Term Lenders and Converting Revolving Lenders under Section 2.16 of the Credit Agreement in connection with the conversion of their Existing Tranche A Term Loans into New Tranche A Term Loans and Existing Revolving Loans into New Revolving Loans, respectively.
          (e) On the Amendment Effective Date, the Borrower shall apply the proceeds of the Additional Tranche A Term Loans, the Additional Revolving Loans and such other amounts as may be necessary to (i) prepay in full all Existing Tranche A Term Loans (other than Converted Tranche A Term Loans), (ii) prepay in full all Existing Revolving Loans (other than Converted Revolving Loans), (iii) pay all accrued and unpaid interest on all Existing Tranche A Term Loans and Existing Revolving Loans, (iv) pay to each Tranche A Lender and Revolving Lender all amounts payable pursuant to Section 2.16 of the Credit Agreement as a result of the prepayment of such Lender’s Existing Tranche A Term Loans and/or Existing Revolving Loans (other than Converted Tranche A Term Loans and Converted Revolving Loans) and all other Obligations then due and owing to such Lenders under the Credit Agreement in their capacities as such and (iv) pay to each Existing Revolving Lender (including each Converting Revolving Lender) all accrued and unpaid commitment fees payable pursuant to Section 2.12(a) of the Credit Agreement, all accrued and unpaid participation fees payable pursuant to Section 2.12(b) and all other Obligations then due and owing to such Lenders under the Credit Agreement in their capacities as such.
          (f) On the Amendment Effective Date, each Issuing Bank that has issued a Letter of Credit prior to the Amendment Effective Date and set forth on Schedule 4(f) hereto (an “Existing Letter of Credit”) shall be deemed, without further action by any New Revolving Lender or any other party hereto or to the Credit Agreement, to have granted to each New Revolving Lender and each New Revolving Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit in accordance with Section 2.05(d) of the Credit Agreement. Concurrently with such grant, the participations in the Existing Letters of Credit granted to the Existing Revolving Lenders under the Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Amendment Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes of the Credit Agreement.
          (g) On and after the Amendment Effective Date, each reference in the Credit Agreement to “Tranche A Term Loans” shall be deemed a reference to the New Tranche A Term Loans contemplated hereby and each reference to “Revolving Commitments” shall be deemed a reference to the New Revolving Commitments contemplated hereby. Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments shall continue in full force and effect with respect to, and for the benefit of, each Lender that was a Tranche A Lender or a Revolving Lender, as the case may be, prior to the Amendment Effective Date, but that is not a New Lender.
          SECTION 5. Effectiveness of Amendment. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which the following conditions have been satisfied:

     (i) The Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (A) the Borrower, the Parent and Holdings, (B) the Required Lenders, (C) each New Lender and (D) Tranche B Lenders holding more than 50% of the aggregate principal amount of outstanding Tranche B Term Loans outstanding immediately prior to the effectiveness of this Amendment.
     (ii) The conditions set forth in Section 4(c) hereof shall have been satisfied and the Borrower shall have made the payments required to be made by Section 4(e) hereof.
     (iii) To the extent invoiced, the Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment and any other out-of-pocket expenses of the Agent required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Agent.
          SECTION 6. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          (b) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
          SECTION 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
          SECTION 8. Costs and Expenses. The Borrower agrees to reimburse the Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Agent.
          SECTION 9. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
          SECTION 10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the date first above written.

DEX MEDIA WEST LLC,
by
/s/ Robert M. Neumeister, Jr.
Name:	Robert M. Neumeister, Jr.
Title:	Chief Financial Officer

DEX MEDIA WEST, INC.,
by
/s/ Robert M. Neumeister, Jr.
Name:	Robert M. Neumeister, Jr.
Title:	Chief Financial Officer

DEX MEDIA, INC.,
by
/s/ Robert M. Neumeister, Jr.
Name:	Robert M. Neumeister, Jr.
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), individually and as Agent, by
/s/ Thomas H. Kozlark
Name: Thomas H. Kozlark
Title: Vice President

     LENDER ADDENDUM TO FOURTH AMENDMENT DATED AS OF JUNE 16, 2005, OF THE DEX MEDIA WEST CREDIT AGREEMENT DATED AS OF SEPTEMBER 9, 2003, AS AMENDED.
     This is a Lender Addendum referred to, and is a signature page to, the Fourth Amendment dated as of June 16, 2005 (the “Amendment”) of the Credit Agreement dated as of September 9, 2003, as amended, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, various Lenders and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Amendment or the Credit Agreement, as applicable. By executing this Lender Addendum, the undersigned institution agrees (i) if executing this Lender Addendum in the capacity of a Converting Tranche A Term Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, to convert its Existing Tranche A Term Loans into new Tranche A Term Loans on the Amendment Effective Date in the amount of its Tranche A Undertaking, as reflected with respect to Converting Tranche A Term Lenders in the New Schedule 2.01, (ii) if executing this Lender Addendum in the capacity of an Additional Tranche A Term Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, to make and fund New Tranche A Term Loans on the Amendment Effective Date in the amount of its Tranche A Undertaking, as reflected with respect to Additional Tranche A Term Lenders in the New Schedule 2.01, (iii) if executing this Lender Addendum in the capacity of a Converting Revolving Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, (x) to convert its Existing Revolving Commitments into New Revolving Commitments on the Amendment Effective Date in the amount of its New Revolving Commitments, as reflected with respect to Converting Revolving Lenders in the New Schedule 2.01 and (y) to convert its Existing Revolving Loans into an amount of New Revolving Loans equal to its Converted Revolving Loans Amount, (iv) if executing this Lender Addendum in the capacity of an Additional Revolving Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, (x) to make New Revolving Commitments on the Amendment Effective Date in the amount of its New Revolving Commitments, as reflected with respect to Additional Revolving Lenders in the New Schedule 2.01, and (y) to make and fund New Revolving Loans in an amount equal to its Additional Revolving Loans Amount and (v) if executing this Lender Addendum in the capacity of a Tranche B Lender, to the terms of the Amendment.

Name of Institution:

by
Name:
Title: